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                                                      EXHIBIT 5.1


                                  Letterhead of
                             Goldstein & DiGioia LLP
                              369 Lexington Avenue
                            New York, New York 10017
                         Telephone Number (212) 599-3322
                            Facsimile (212) 557-0295

                                          July 17, 1996


Bitwise Designs, Inc.
Building 50
Rotterdam Industrial Park
Schenectady, New York 12306

          Re:  Bitwise Designs, Inc.
               Amendment No. 1 to
               Registration Statement on Form S-3
               SEC File No. 333-05445

Ladies/Gentlemen:

         We have reviewed Amendment No. 1 to a Registration Statement on Form S-3, filed on July 17, 1996, (File No. 333-05445)(the "Registration Statement") under the Securities Act of l933, as amended (the "Act") by Bitwise Designs, Inc., a Delaware corporation (the "Company"). The Registration Statement has been filed for the purpose of registering the securities described therein for offer and sale under the Act. All capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

          This opinion has been rendered with respect to: 1,735,707 of outstanding shares (the "Shares") of Common Stock, $.00l par value per share; 1,875,711 Shares issuable upon exercise of outstanding common stock purchase warrants; and 40,000 Shares issuable upon exercise of outstanding common stock purchase options.

          In connection with the opinions rendered herein, we have examined the Certificate of Incorporation as amended of the Company, its By-Laws, and such other documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render this opinion. On the basis of such examination, we are of the opinion that:

          l. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct the business which it conducts as described in the Registration Statement.

          2. The Company has an authorized capitalization of 20,000,000 shares of Common Stock, $.00l par value per share and 5,000,000 shares of Preferred Stock, $.l0 par value per share.
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Bitwise Designs, Inc.
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July 17, 1996


          3. The outstanding Shares have been duly authorized, sold and paid for as described in the Registration Statement, and are validly issued, fully paid and non-assessable.

          4. The Shares issuable upon exercise of the Warrants have been duly authorized and when issued sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

          5. The Shares issuable upon exercise of Options, upon payment therefor and issuance thereof upon exercise of such Options in accordance with the terms thereof, and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

          Members of the firm are Selling Securityholders in the Registration Statement. Also, Mr. DiGioia a member of the firm serves as Assistant Secretary of the Company. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Prospectus forming a part of the Registration Statement.

                                              Very truly yours,

                                              /s/ Goldstein & DiGioia LLP

                                              GOLDSTEIN & DiGIOIA LLP